EXHIBIT 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of January 20, 2006 (the “Effective Date”), by and between Hasbro, Inc., a Rhode Island corporation with a principal place of business at 1011 Newport Avenue, Pawtucket, RI 02862 (“Hasbro”), and Brian Goldner, an individual with a residence at 387 Washington Road, Barrington, RI 02806 (the “Executive”).

WHEREAS, Hasbro desires to continue to employ Executive and to elevate him to the position of Chief Operating Officer;

WHEREAS, Executive desires to continue to be employed by Hasbro, and to accept the position of Chief Operating Officer;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

TERM OF EMPLOYMENT.  The term of this Agreement shall commence on the Effective Date, and unless extended pursuant to the provisions of this Section or terminated pursuant to the provisions of Section 4 of this Agreement, shall end on January 19, 2009 (the “Term”).  Notwithstanding the foregoing, the Term shall continue to automatically be extended for periods of one (1) year so long as neither party provides written notice to the other of its intent to terminate by a date which is at least one hundred and eighty (180) days prior to the then-current expiration date of the Agreement.

2.

TITLE; REPORTING EXECUTIVE.  Executive shall serve as Chief Operating Officer, reporting directly to Hasbro’s President and Chief Executive Officer, and agrees to undertake the duties and responsibilities described herein and such other duties and responsibilities as are assigned to Executive.  Executive agrees to devote his entire business time, attention and energies to the business and interests of Hasbro during the Term.  Executive agrees to comply with all applicable Hasbro policies that are in effect during the Term.

3.

COMPENSATION AND BENEFITS.

3.1

 SALARY.  For the portion of the 2006 calendar year beginning as of the Effective Date, Hasbro shall pay to Executive an annualized base salary of Eight Hundred Thousand Dollars ($800,000) in biweekly installments, less all applicable taxes and withholdings.  Beginning in 2007, and in each year thereafter that this Agreement is in effect, Executive’s salary shall be reviewed in accordance with Hasbro’s compensation guidelines for senior executives, and adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation and Stock Option Committee.

3.2

 MANAGEMENT INCENTIVE PLAN BONUS.  For the 2006 fiscal year, Executive shall be eligible to receive a management incentive plan bonus based on a target of eighty-five percent (85%) of Executive’s earned base salary for the incentive year.  Beginning in 2007, and for each fiscal year thereafter that this Agreement is in effect, Executive’s target bonus shall be reviewed in accordance with Hasbro’s compensation guidelines for senior executives, and adjusted to the extent, if any, deemed appropriate by Hasbro’s Compensation and Stock Option Committee.  Actual bonus awards shall be determined in the discretion of Hasbro’s Compensation and Stock Option Committee pursuant to the terms of Hasbro’s Senior Management Annual Performance Plan (or the successor thereto) (the ”SMPP”).

3.3

 EQUITY GRANT.  Hasbro intends to grant Executive Twenty Thousand (20,000) restricted shares of Hasbro common stock, pursuant to the terms of Hasbro’s 2003 Stock Incentive Performance Plan (the “SIPP”), effective upon the date such award is approved by the Hasbro Compensation and Stock Option Committee.  The shares shall vest in one installment on the third anniversary of the effective date of the grant, shall be governed by the terms of the SIPP, and shall be conditioned upon Executive’s execution of Hasbro’s standard form of restricted stock agreement.

3.4

 OTHER LONG-TERM INCENTIVES.  Executive shall participate in Hasbro’s long-term incentive program in the same manner as other senior executives, with awards to be made in the form and amounts determined by Hasbro’s Compensation and Stock Option Committee.  Executive’s target award under the long-term incentive program shall be higher than that of any employee other than the Chief Executive Officer.

3.5

 FRINGE BENEFITS.  Executive shall be entitled to participate in benefit programs that Hasbro establishes and makes available to its senior officers to the extent that Executive’s position, tenure, salary and other qualifications make Executive eligible to participate, including but not limited to Hasbro’s group life insurance, short and long term disability insurance, vacation, medical, dental, pension, 401(k) savings and deferred compensation programs for salaried executives, as in effect from time-to-time.

3.6

 CHANGE OF CONTROL AGREEMENT.  Hasbro and the Executive have entered into a Change of Control Agreement dated March 18, 2000 (the “Change of Control Agreement”), and nothing in this Agreement shall be read to modify, cancel or supersede the Change of Control Agreement or the provisions thereof.

4.

EMPLOYMENT TERMINATION.  This Agreement and Executive’s employment shall terminate upon the occurrence of any of the following:

4.1

 At the election of Hasbro, for Cause, immediately upon written notice to Executive by Hasbro.  For the purposes of this Section 4.1, termination for “Cause” shall be deemed to exist upon (a) Executive’s material failure to perform (i) Executive’s assigned duties for Hasbro; or (ii) Executive’s obligations under this Agreement; (b) conduct of the Executive involving fraud, gross negligence or willful misconduct or other action which damages the reputation of Hasbro; (c) Executive’s indictment for or conviction of, or the entry of a pleading of guilty or nolo contendere by Executive to, any crime involving moral turpitude or any felony; (d) Executive’s fraud, embezzlement or other intentional misappropriation from Hasbro; or (e) Executive’s material breach of any material policies, rules or regulations of employment which may be adopted or amended from time to time by Hasbro.  Hasbro shall provide Executive notice in writing of any alleged violation of (a) or (b) above, after which Executive shall have thirty (30) days to cure such violation.  Hasbro’s financial performance or the financial performance of operating units for which Executive is responsible shall not constitute a basis for Hasbro to terminate Executive for Cause or refuse to provide any severance benefits under this Agreement;

4.2

 Thirty (30) days after Executive’s death or Disability.  As used in this Agreement, the term “Disability” shall mean Executive’s inability, due to a physical or mental disability, for a period of 180 consecutive days, to perform the services contemplated under this Agreement, with or without reasonable accommodation.  A determination of Disability shall be made by a physician satisfactory to both Executive and Hasbro, provided that if Executive and Hasbro do not agree on a physician, Executive and Hasbro shall each select a physician and these together shall select a third physician, whose determination as to Disability shall be binding on all parties;

4.3

 At the election of either party without Cause, upon sixty (60) days prior written notice to the other party hereto; or

4.4

 At Executive’s election with Good Reason.  For purposes of this Agreement, “Good Reason” shall mean termination by Executive of his employment, upon thirty (30) days written notice, for any of the following reasons: (a) a material reduction in Executive’s base salary or target bonus, without his consent, unless such reduction is due to a generally applicable reduction in the compensation of senior executives in 2007 or later, or (b) an organizational change (other than one in which Executive becomes Chief Executive Officer) in which Executive no longer reports directly to Al Verrecchia as Chief Executive Officer of Hasbro; provided, however, that Executive may not terminate his employment for “Good Reason” unless he; (a) gives written notice of his intent to terminate his employment under this provision (including the reasons therefor) within thirty (30) days of the event giving rise to the right to terminate, and (b) Hasbro fails to cure the material reduction or restore the reporting relationship (as applicable) within thirty (30) days of its receipt of the written notice.

5.

EFFECT OF TERMINATION.

5.1

 TERMINATION FOR CAUSE OR AT EXECUTIVE’S ELECTION.  In the event this Agreement and Executive’s employment are terminated for Cause pursuant to Section 4.1, or at Executive’s election for other than Good Reason pursuant to Section 4.3, Hasbro shall pay Executive the compensation and benefits otherwise payable to Executive under Section 3 through the last day of Executive’s actual employment by Hasbro.

5.2

 TERMINATION FOR DEATH OR DISABILITY. If this Agreement and Executive’s employment are terminated by death or because of Disability pursuant to Section 4.2, Hasbro shall pay to Executive’s estate or to Executive, as the case may be, the compensation which would otherwise be payable to Executive up to the end of the month in which the termination of Executive’s employment because of death or Disability occurs.  All stock options and restricted stock granted to Executive shall vest and be exercisable in accordance with the relevant agreements and plans.

5.3

 TERMINATION AT THE ELECTION OF HASBRO OR FOR GOOD REASON.  If this Agreement and Executive’s employment are terminated at the election of Hasbro without Cause pursuant to Section 4.3, or at the election of Executive with Good Reason pursuant to Section 4.4, and provided Executive executes a full and complete release in a form prepared by Hasbro and complies with the terms and conditions of Hasbro’s Severance Plan for Salaried Employees (the “Severance Plan”), then Executive shall be entitled to: (a) twenty-four (24) months of severance benefits, provided pursuant to the terms of the Severance Plan; (b) payment of a target SMPP bonus for each of the two (2) fiscal years following the year in which termination occurs, with such payment to occur at the same time as SMPP bonuses are paid to Hasbro’s other SMPP participants (typically during the third month following the end of the fiscal year); and (c) acceleration of all unvested stock options and restricted stock such that such stock options and restricted stock become fully vested as of the termination of Executive’s employment.

5.4

 NO OTHER SEVERANCE.  Executive shall not be entitled to any benefits beyond those provided for in this Section 5 by virtue of termination of his employment or this Agreement, except as provided in the event of a “change of control” pursuant to the terms of his Change of Control Agreement.  In the event of a “change of control,” the benefits payable hereunder shall be reduced by any termination benefits payable under the Change of Control Agreement.

5.5

 DEFERRED BONUS.  Executive is entitled to $200,000 in deferred bonus, which vests and is payable in the amount of $100,000 each on March 12th of 2006 and 2007.  In the event Executive’s employment with Hasbro is terminated prior to March 12, 2007, Executive will be paid any remaining unvested portion of the deferred bonus within thirty (30) days following Executive’s last day of employment.

6.

NON-COMPETITION AND NON-SOLICITATION.

6.1

 In consideration of Hasbro’s commitments under this Agreement, for a period of two (2) years after the termination of Executive’s employment with Hasbro (including any of its affiliates), Executive shall not, in the geographical area in which Hasbro or any of its affiliates does business or has done business at the time of his employment termination, directly or indirectly engage in any business or enterprise that develops, manufactures, markets, or sells toys or games (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly held company).  It is the parties’ intent that this non-competition obligation shall not apply to entities whose involvement in the toy or game business is limited to licensing third parties to develop and sell toys or games.  It is also intended that an entity’s own sales of toys or games, considered by itself, would not cause it to be deemed a competitor if such sales are limited exclusively to company-owned stores and/or theme parks.

6.2

 For a period of two (2) years after the termination of Executive’s employment with Hasbro (including any of its affiliates), Executive shall not, either alone or in association with others (a) solicit, recruit, induce, attempt to induce or permit any organization directly or indirectly controlled by Executive to solicit, recruit, induce or attempt to induce any employee of Hasbro to leave the employ of Hasbro, or (b) solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit, recruit, induce, attempt to induce for employment or hire or engage as an independent contractor, any person who is employed by Hasbro or who was employed by Hasbro at any time during the term of Executive’s employment with Hasbro, provided that this clause (b) shall not apply to any individual whose employment  with Hasbro has been terminated for a period of six (6) months or longer.

6.3

 For a period of two (2) years after the termination of Executive’s employment with Hasbro (including any of its affiliates), Executive shall not, either alone or in association with others, solicit, divert or take away, or attempt to solicit, divert or take away, or permit any organization directly or indirectly controlled by Executive to solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts of Hasbro, which were contacted, solicited or served by Hasbro at any time during Executive’s employment with Hasbro.

6.4

 The geographic scope of this Section 6 shall extend to anywhere Hasbro or its respective subsidiaries is doing business at the time of termination or expiration of this Agreement.  If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.5

 Executive acknowledges that the restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of Hasbro and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach of this Section 6 will cause Hasbro substantial and irrevocable damage, and therefore, in the event of any such breach, in addition to such other remedies which may be available, Hasbro shall have the right to obtain and receive specific performance and injunctive relief without posting a bond or other security.

6.6

 If Executive violates the provisions of this Section 6, he shall continue to be bound by the restrictions set forth therein until a period of two (2) years has expired without any violation of such provisions.  Executive further agrees that in the event he violates the provisions of this Section 6, Hasbro shall have no obligation to pay or provide any of the benefits described in Section 5.3 or the deferred compensation described in Section 5.5.  In addition, in the event of any such violation, Executive agrees to pay Hasbro as liquidated damages the total Net Proceeds obtained with respect to any unvested stock options or restricted stock accelerated pursuant to Section 5.3.  For purposes of this Agreement, “Net Proceeds” shall be computed for each stock option grant accelerated pursuant to Section 5.3 by multiplying the number of accelerated options times the difference between the closing price of Hasbro’s common stock on the last day of employment and the original strike price for the grant being accelerated. “Net Proceeds” for each share of restricted stock accelerated pursuant to Section 5.3 shall be computed by multiplying the number of shares accelerated by the closing price of Hasbro’s common stock on Executive’s last day of employment.  “Net Proceeds” will be computed without regard to any subsequent increase or decrease, if any, in the market price of Hasbro’s common stock.  The foregoing liquidated damages will be owed regardless of whether or not the accelerated options or restricted stock have been exercised or the underlying shares of common stock have been sold.

7.

NOTICES.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Mail, by registered or certified mail, postage prepaid, addressed to Hasbro at 1011 Newport Avenue, Pawtucket, RI  02862  Attention: General Counsel and to Executive and Executive’s attorney, Robert F. Krug, Jr., Carponelli & Krug,  230 W. Monroe Street, Suite 250, Chicago, IL  60606, or at such other address or addresses as either party shall designate to the other in accordance with this Section 7.

8.

ENTIRE AGREEMENT.  This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement, with the exception of the Change of Control Agreement and the Hasbro Invention Assignment and Proprietary Information Agreement, which shall both remain in full force and effect.

9.

AMENDMENT.  This Agreement may be amended or modified only by a written instrument executed by Executive and Hasbro.

10.

GOVERNING LAW.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Rhode Island and Executive consents to the exclusive jurisdiction of the Federal District Court for the District of Rhode Island to resolve all disputes arising out of Executive’s employment relationship with the Company.

11.

SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which Hasbro may be merged or which may succeed to its assets or business, provided, however, that Executive’s obligations are personal and shall not be assigned by Executive.

12.

MISCELLANEOUS.

12.1

No delay or omission by Hasbro in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by Hasbro on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2

The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any Section of this Agreement.

12.3

In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.4

SURVIVAL.  The provisions of Sections 5, 6, 7, 10, 11 and 12 shall survive the expiration or earlier termination of this Agreement.

12.5

To the extent any payment to you under this agreement must be delayed until six months following separation from service to comply with the rules of Section 409A of the Internal Revenue Code, as reasonably determined by Hasbro, it will be so delayed (but only to the extent as is required to comply with such rules).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year set forth above.

Hasbro, Inc.	Brian Goldner

/s/ Alfred J. Verrecchia	/s/ Brian Goldner

By: Al Verrecchia
Title: President and
Chief Executive Officer